UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

ANDREA ELECTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4324	11-0482020
(State or other Jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

65 Orville Drive, Bohemia, New York 11716

(Address of principal executive offices)

(631) 719-1800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Definitive Material Agreement.

On February 14, 2014, Andrea Electronics Corporation (the “Company”) entered into a Revenue Sharing and Note Purchase Agreement (the “Agreement”) with AND34 Funding LLC (acting as the “Revenue Participants,” the “Note Purchasers,” and the “Collateral Agent”. Under the Agreement, the Company has granted each Revenue Participant a perpetual predetermined share in the rights of the Company’s future revenues from all of the patents currently owned by the Company (the “Patents”) in exchange for the purchase price of $3,000,000. The rights to the Company’s revenues from the Patents are secured by the Patents.

In addition, the Company issued $200,000 of notes to the Note Purchasers and has agreed to issue and sell to the Note Purchasers an additional $4,000,000 during the four years after the closing date (which may extend to a fifth year by mutual agreement), or such greater amount as the Note Purchasers may agree in their sole discretion. The proceeds of the Notes will be used to pay preclose expenses of the Company and the Revenue Participants and Note Purchasers and the Company’s future Patent monetization expenses. The Notes are also secured by the Patents.

Monetization Revenues from Patents. Any Monetization Revenues (as defined in the Agreement) received from the Patents will first be applied 100% to the payment of accrued and unpaid interest on, and then to repay outstanding principal of, the Notes. After the Notes are paid off in full, the Monetization Revenues received from the Patents will be allocated amongst the Revenue Participants and the Company in accordance with certain predetermined percentages (based on aggregate amounts received by the Revenue Participants) ranging from 100% to the Revenue Participants (such percentage to be allocated to the Revenue Participants until they have received $3,000,000) to ultimately 20% to the Revenue Participants.

Monetization Revenues is defined in the Agreement to include, but is not limited to, amounts that the Company receives from third parties in respect of the Patents, which may include new license fees, settlement payment and judgments.

Terms of the Notes. The unpaid principal amount of the Notes (including any PIK Interest) will have an interest rate equal to LIBOR plus 2% per annum; provided that upon and during the continuance of an Event of Default (as set forth in the Agreement), the interest rate will increase an additional 2% per annum. Interest may be paid in cash at the option of the Company and otherwise shall be paid by increasing the principal amount of the Notes by the amount of such interest (“PIK Interest”). The principal of the Notes and all unpaid interest thereon will be due on June 30, 2019. The Company may prepay the Notes from time to time in whole or in part, without penalty or premium.

Significant Covenants. The Agreement contains numerous agreements between the parties regarding the handling of various matters related to the Company’s Patents and the monetization of the Patents. In particular, the Company must use its best efforts to diligently pursue the monetization of the Patents pursuant to a business plan agreed to by the Company, the Note Purchasers and the Revenue Participants (the “Business Plan”). In addition, the Company has agreed to limits on its ability to incur indebtedness, create any liens on its Patents and dispose of its Patents.

Events of Default and Remedies. Following an Event of Default, which is defined in the Agreement to include a failure to perform or observe any of the covenants or agreements set forth in the Agreement, including a failure to comply with the Business Plan, the Note Purchasers and Revenue Participants may proceed to protect and enforce their rights by suit or other appropriate proceeding, either for specific performance or in aid of the exercise of any power granted under the Agreement or ancillary documents including the Notes. In addition, upon a change in control of the Company or an Event of Default based on the Business Plan, the Note Purchasers and Revenue Participants and the Collateral Agent may either exercise the patent license granted to the Collateral Agent, direct the Company to assign the patents to a special purpose entity controlled by the Note Purchasers and Revenue Participants or perfect the security interest in the Patents, provided that in the case of any assignment of the Patents, the Company will have a non-revocable, perpetual sub-licensable right and license back to use the Patents for the sale of proprietary products and other licenses consistent with the Agreement.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in its entirety into Item 2.03 by reference.

Item 8.01

Other Events.

On February 18, 2014, the Company issued a press release announcing the entry into a Revenue Sharing and Note Purchase Agreement (the “Agreement”) with AND34 Funding LLC A copy of the press release is attached as an exhibit hereto.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits:

99.1

Press Release dated February 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDREA ELECTRONICS CORPORATION

Dated: February 18, 2014

By:

/s/ Corisa L. Guiffre

Corisa L. Guiffre

Vice President and Chief Financial Officer